Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: (336) 741-5165	Media: Maura Payne (336) 741-6996	RAI 2014-23

Debra Crew named president, chief commercial officer of

R.J. Reynolds Tobacco Company;

Andrew Gilchrist appointed EVP of Reynolds American Inc.

WINSTON-SALEM, N.C. – Sept. 19, 2014 – Debra A. Crew has been named president and chief commercial officer of R.J. Reynolds Tobacco Company, effective Oct. 1.

Crew is currently the president and general manager of PepsiCo North America Nutrition. She joined PepsiCo in 2010 as president of the Western Europe region of PepsiCo Europe. In 2012, she was named president of PepsiCo Americas Beverage. She assumed her current role earlier in 2014.

Prior to joining PepsiCo, Crew was general manager of grocery brands and U.S. pet-care products for Mars, Incorporated. Before joining Mars, she held a number of marketing positions at both Nestle S.A. and Kraft Foods, Inc. Crew served in the U.S. Army from 1993 – 1997, rising to the rank of captain and military intelligence officer. Crew serves on the board of directors of Stanley Black & Decker, Inc.

Andrew D. Gilchrist, the current president and chief commercial officer of R.J. Reynolds, will become executive vice president of Reynolds American Inc. (NYSE: RAI), effective Oct. 1. Gilchrist will help Crew transition into her new role. His ongoing role as a member of RAI’s leadership team following this transition period will be announced at a later date.

“We are delighted to welcome Debra to our leadership team,” said Susan M. Cameron, president and chief executive officer of RAI. “Her experience in growing some of America’s best-known consumer brands is extraordinary and we believe she can play a key role in our mission to lead the transformation of the tobacco industry,” she said.

“I expect Debra’s transition to our industry will be smooth and swift,” Cameron said. “Having Andrew’s 17 years of experience in the tobacco industry to draw upon during her initial months here will be a great asset to her. Andrew’s leadership and contributions during his four years in the role of president and chief commercial officer of R.J. Reynolds were outstanding. I am sure he will bring Debra up to speed quickly, before moving on to his new leadership role at RAI,” Cameron said.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the U.S.: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the U.S.
•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.
•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.
•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the Zonnic brand name.
•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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